Exhibit 99.1

McLEODUSA INCORPORATED AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors’ Report

Consolidated Balance Sheets of Reorganized McLeodUSA – September 30, 2004 and December 31, 2003

Consolidated Statements of Operations and Comprehensive Income (Loss)

Reorganized McLeodUSA – for the nine months ended September 30, 2004

Reorganized McLeodUSA – for the year ended December 31, 2003

Reorganized McLeodUSA – for the period April 17, 2002 to December 31, 2002

Predecessor McLeodUSA – for the period January 1, 2002 to April 16, 2002

Consolidated Statements of Stockholders’ Equity

Reorganized McLeodUSA – for the nine months ended September 30, 2004

Reorganized McLeodUSA – for the year ended December 31, 2003

Reorganized McLeodUSA – for the period April 17, 2002 to December 31, 2002

Predecessor McLeodUSA – for the period January 1, 2002 to April 16, 2002

Consolidated Statements of Cash Flows

Reorganized McLeodUSA – for the nine months ended September 30, 2004

Reorganized McLeodUSA – for the year ended December 31, 2003

Reorganized McLeodUSA – for the period April 17, 2002 to December 31, 2002

Predecessor McLeodUSA – for the period January 1, 2002 to April 16, 2002

Notes to the Consolidated Financial Statements

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

McLeodUSA Incorporated

Cedar Rapids, Iowa

We have audited the accompanying consolidated balance sheets of McLeodUSA Incorporated and subsidiaries (the “Company”) as of September 30, 2004 and December 31, 2003, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the nine month period ended September 30, 2004, the year ended December 31, 2003, the period from April 17, 2002 to December 31, 2002 (Reorganized Company operations) and the period from January 1, 2002 to April 16, 2002 (Predecessor Company operations).  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on April 5, 2002, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on April 16, 2002.  Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code, for the Reorganized Company as a new entity with assets, liabilities, and a capital structure having capital carrying values not comparable with prior periods as described in Note 3.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2004 and December 31, 2003, and the results of its operations and its cash flows for the nine month period ended September 30, 2004, the year ended December 31, 2003 and the period from April 17, 2002 to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.  Further, in our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 2002 to April 16, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
December 15, 2004

McLEODUSA INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(In millions, except share data)

	September 30, 2004	December 31, 2003
ASSETS

Current assets
Cash and cash equivalents	$26.1	$56.5
Trade receivables, net	60.3	65.6
Prepaid expenses and other	25.2	22.4
Assets held for sale	2.0	2.0
Total current assets	113.6	146.5
Property and equipment
Land and buildings	78.0	78.6
Communications networks	1,102.1	996.3
Furniture, fixtures and equipment	202.9	196.8
Networks in progress	84.5	171.6
Total property and equipment	1,467.5	1,443.3
Less accumulated depreciation	649.4	435.6
Net property and equipment	818.1	1,007.7
Intangibles and other assets
Goodwill	—	245.1
Other intangibles, net	156.0	201.8
Other	24.1	29.5
Total intangibles and other assets	180.1	476.4
TOTAL ASSETS	$1,111.8	$1,630.6

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(In millions, except share data)

	September 30, 2004	December 31, 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$40.4	$27.1
Accounts payable	35.1	30.5
Accrued payroll and payroll related expenses	20.4	20.6
Other accrued liabilities	79.8	100.9
Deferred revenue, current portion	6.7	6.9
Liabilities related to discontinued operations	0.3	1.1
Total current liabilities	182.7	187.1
Long-term debt, less current maturities	724.7	717.3
Deferred revenue, less current portion	17.2	15.1
Other long-term liabilities	60.8	58.3
Total liabilities	985.4	977.8

Redeemable convertible preferred stock
McLeodUSA Preferred Series A, redeemable, convertible, $0.01 par value; 10,000,000 authorized and issued; 4,432,741 and 7,377,149 outstanding at September 30, 2004 and December 31, 2003, respectively	80.4	131.1

Stockholders’ equity
McLeodUSA Common, Class A $0.01 par value; 1,886,249,986 authorized, 190,664,756 and 175,527,257 issued and outstanding at September 30, 2004 and December 31, 2003, respectively	1.9	1.8
McLeodUSA Common, Class B $0.01 par value; 78,203,135 authorized, issued and outstanding at September 30, 2004 and December 31, 2003	0.8	0.8
McLeodUSA Common, Class C $0.01 par value; 35,546,879 authorized, issued and outstanding at September 30, 2004 and December 31, 2003	0.3	0.3
McLeodUSA Preferred Series B, $0.01 par value; 10 authorized, issued and outstanding at September 30, 2004 and December 31, 2003	—	—
McLeodUSA Warrants	22.6	22.6
Additional paid-in capital	1,043.9	993.3
Accumulated deficit	(1,023.5)	(497.1)
Total stockholders’ equity	46.0	521.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,111.8	$1,630.6

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In millions, except per share data)

				Predecessor
	Reorganized McLeodUSA			McLeodUSA
	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	April 17 to December 31, 2002	January 1 to April 16, 2002

Revenue	$553.5	$869.0	$680.7	$311.4
Operating expenses:
Cost of service (exclusive of depreciation and amortization expense shown separately below)	306.9	498.9	410.3	211.2
Selling, general and administrative	206.7	312.2	240.4	108.9
Depreciation and amortization	267.3	340.5	217.9	126.3
Impairment charge	263.1	—	—	—
Reorganization charges, net	—	—	—	1,596.8
Restructuring adjustment	(0.2)	(0.2)	(0.1)	(6.8)
Total operating expenses	1,043.8	1,151.4	868.5	2,036.4
Operating loss	(490.3)	(282.4)	(187.8)	(1,725.0)
Nonoperating (expense) income:
Interest expense, net of amounts capitalized	(34.6)	(35.8)	(30.8)	(33.2)
Other (expense) income	(1.5)	22.5	(0.5)	2.0
Gain on cancellation of debt	—	—	—	2,372.8
Total nonoperating (expense) income	(36.1)	(13.3)	(31.3)	2,341.6
(Loss) income from continuing operations	(526.4)	(295.7)	(219.1)	616.6
Income from discontinued operations (including net (losses) gains on disposals of ($17.3) and $148.3 million for the periods April 17 to December 31 and January 1 to April 16, 2002, respectively)	—	—	17.7	167.1
Net (loss) income	(526.4)	(295.7)	(201.4)	783.7
Preferred stock dividend	(2.4)	(4.6)	(3.5)	(4.8)
Net (Loss) income applicable to common shares	$(528.8)	$(300.3)	$(204.9)	$778.9

Basic and diluted (loss) income per common share:
(Loss) income from continuing operations	$(1.80)	$(1.07)	$(0.80)	$0.97
Discontinued operations	—	—	0.06	0.27
(Loss) income per common share	$(1.80)	$(1.07)	$(0.74)	$1.24
Weighted average common shares outstanding	293.3	280.4	276.3	627.7

Other comprehensive income (loss), net of tax:

Unrealized holding gains arising during the period	$—	$—	$—	$(2.1)
Less: reclassification adjustment for gains included in net income	—	—	—	3.2
Total other comprehensive income	—	—	—	1.1
Comprehensive (loss) income	$(526.4)	$(295.7)	$(201.4)	$784.8

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Class A	Class B	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total

Predecessor McLeodUSA
Balance January 1, 2002	$6.3	$—	$3,843.4	$(3,821.6)	$(1.1)	$27.0
Net income	—	—	—	783.7	—	783.7
Other comprehensive income	—	—	—	—	1.1	1.1
Preferred stock dividends	—	—	(4.8)	—	—	(4.8)
Reorganization adjustments	(6.3)	—	(3,838.6)	3,037.9	—	(807.0)
Balance April 16, 2002	$—	$—	$—	$—	$—	$—

	Class A	Class B	Class C	Preferred Series B	Warrants	Additional Paid-In Capital	Accumulated Deficit	Total

Reorganized McLeodUSA
Equity issued in reorganization	$1.6	$0.8	$0.3	$—	$22.6	$955.4	$—	$980.7
Net loss	—	—	—	—	—	—	(201.4)	(201.4)
Preferred stock dividends	—	—	—	—	—	(3.5)	—	(3.5)

Balance December 31, 2002	$1.6	$0.8	$0.3	$—	$22.6	$951.9	$(201.4)	$775.8
Net loss	—	—	—	—	—	—	(295.7)	(295.7)
Preferred stock conversions	0.2	—	—	—	—	46.0	—	46.2
Preferred stock dividends	—	—	—	—	—	(4.6)	—	(4.6)

Balance December 31, 2003	$1.8	$0.8	$0.3	$—	$22.6	$993.3	$(497.1)	$521.7
Net loss	—	—	—	—	—	—	(526.4)	(526.4)
Preferred stock conversions	0.1	—	—	—	—	53.0	—	53.1
Preferred stock dividends	—	—	—	—	—	(2.4)	—	(2.4)

Balance September 30, 2004	$1.9	$0.8	$0.3	$—	$22.6	$1,043.9	$(1,023.5)	$46.0

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

				Predecessor
	Reorganized McLeodUSA			McLeodUSA
	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	April 17 to December 31, 2002	January 1 to April 16, 2002
Cash Flow from Operating Activities
Net (loss) income from continuing operations	$(526.4)	$(295.7)	$(219.1)	$616.6
Adjustments to reconcile net (loss) income to
Net cash provided by (used in) operating activities:
Depreciation	224.0	276.2	173.2	108.6
Amortization	43.3	64.3	44.7	17.7
Accretion of interest	2.7	3.4	2.3	4.1
Loss (gain) on sale of assets	1.5	2.3	2.0	(6.4)
Noncash reorganization charges	—	—	—	1,538.4
Gain on cancellation of debt	—	—	—	(2,372.8)
Restructuring adjustment	(0.2)	(0.2)	(0.1)	(6.8)
Impairment charge	263.1	—	—	—
Changes in assets and liabilities, net of dispositions:
Trade receivables	5.9	17.7	56.8	14.3
Prepaid expenses and other	3.2	1.0	(8.0)	10.2
Accounts payable and accrued expenses	(17.3)	(90.0)	(37.0)	(43.3)
Deferred revenue	1.9	(1.2)	(7.2)	1.1
Net cash provided by (used in) operating activities	1.7	(22.2)	7.6	(118.3)
Cash Flows from Investing Activities
Purchase of property and equipment	(36.3)	(78.4)	(88.0)	(37.2)
Other assets	(22.8)	(41.4)	(39.2)	(16.5)
Proceeds from sale of assets	8.1	8.4	10.3	21.1
Proceed from sale of business	—	—	351.0	679.7
Net cash (used in) provided by investing activities	(51.0)	(111.4)	234.1	647.1
Cash Flows from Financing Activities
Payments on long term debt	(19.2)	(15.2)	(230.7)	(734.3)
Net proceeds from Exit Facility	40.0	40.0	—	—
Deferred financing fees	(1.9)	(5.3)	—	—
Investment by Forstmann Little	—	—	—	175.0
Net cash provided by (used in) financing activities	18.9	19.5	(230.7)	(559.3)

Net (decrease) increase in cash and cash equivalents from continuing operations	(30.4)	(114.1)	11.0	(30.5)

Net cash provided by discontinued operations	—	—	21.4	31.6

Cash and cash equivalents
Beginning	56.5	170.6	138.2	137.1
Ending	$26.1	$56.5	$170.6	$138.2

Supplemental Disclosure of Cash Flow Information
Cash payments for interest	$30.9	$39.9	$38.2	$16.2

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA
INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.          Nature of Business and Significant Accounting Policies

Nature of Business:  McLeodUSA Incorporated (“McLeodUSA” or the “Company”), a Delaware corporation, through its subsidiaries, provides integrated communications services in 25 Midwest, Southwest, Northwest and Rocky Mountain states.  McLeodUSA’s business is highly competitive and is subject to various federal, state and local regulations.

McLeodUSA derives its revenue from its core competitive telecommunications and related communications services. These services include local, long-distance and wireless voice services; dial-up Internet access services; high-speed/broadband Internet access services such as services using DSL, cable modems; and dedicated T1 access; bandwidth and network facilities leasing, sales and services, including access services; facilities and services dedicated for a particular customer’s use; advanced communication services for larger customers businesses such as frame relay, private line, and ISDN; and value-added services such as virtual private networks and web hosting.

Overview

In the fourth quarter of 2001, the Company developed a revised strategic plan, which focused on profitable revenue growth in its 25-state footprint.  This plan served as the basis for its recapitalization with its principal shareholder, Forstmann Little & Co., lender group, and Preferred Shareholders, as well as the structuring of the Exit Facility (as defined below) and continues to serve as the basis of the Company’s yearly operating plans.

In order to execute its plan the Company initiated a variety of programs across the business to significantly improve the customer experience, eliminate unneeded infrastructure and cost, improve the quality of the network and grow the top line revenues.  Over the past two years the Company has successfully executed nearly all of these programs.  The operational and certain financial results of the Company, as reported in its quarterly and annual financial releases, reflect the significant progress that has been made in the operational areas.

However, the Company’s revenues have not increased as forecasted and have been declining since 2002.  The decline in revenue was driven primarily by the Company’s program to eliminate non-profitable customers, turnover of customers to competitors in excess of new customers acquired, reduction of long distance minutes used by its customer base, reduction in access rates as mandated by the Federal Communications Commission (“FCC”), and lower prices for some of its products.  The Company has taken significant actions to increase revenue, including introduction of new competitively priced products, reorganization of the sales operation into three distinct channels, hiring of experienced executive sales leadership, expanding the involvement of the board of directors and executive staff in the sales process and reducing customer churn.  While the Company believes that these actions will over time result in profitable new revenue growth, the timing and amount of that growth is yet to be determined.

The strategic plan and recapitalization anticipated that the Company would require additional funding to ultimately reach positive earnings and cash flow and established an exit financing facility (“Exit Facility”) of $160 million and obtained funding for $110 million of that facility as a revolver.  In order to access the Exit Facility, the Company must be in compliance with certain restrictive covenants.  In the first quarter of 2004 the Company recognized that as a result of the continued decline in revenues, it would be necessary to obtain an amendment to those covenants from its lender group.  The Company sought and obtained approval of amendments from its lender group on April 30, 2004.  Had the Company not obtained these amendments it would have been in default of the prior minimum trailing four-quarter revenue covenant but would have been in compliance with all other covenants.  The Company was in full compliance with the amended covenants as of September 30, 2004.  Going forward the Company will need to increase its revenue and profitability in order to continue to meet the restrictive covenants.  If profitability does not increase as anticipated, the Company may be required to obtain waivers or further modifications of certain covenants in order to be in compliance with the credit agreements.  Based on the expected timing of the realization of certain retail and wholesale revenue initiatives, the Company believed it was more likely than not that it would not meet the minimum revenue covenant as of December 31, 2004.  On December 3, 2004, McLeodUSA entered into the Sixth Amendment to the Credit Agreement and the Third Amendment to the Exit Facility.  The trailing four-quarter minimum revenue covenants were amended to eliminate the minimum revenue covenant for the fourth quarter of 2004.  The Company was not subject to a minimum revenue covenant for periods after the fourth quarter of 2004.  In addition, the capital expenditure limits for the fiscal years ending December 31, 2005 and 2006 were revised downward to $75 million and $150 million, respectively.  The amendments also require the Company to obtain the consent of lenders representing more than 50% of the outstanding loans and unused commitments under each of the Credit Facility and Exit Facility prior to arranging for any bank or financial institution to commit to funding any of the $50 million in additional loans the Company is authorized to seek under the Exit Facility.  McLeodUSA paid approximately $0.9 million in fees to the lender group in connection with the approval of these amendments.

The Company has undertaken numerous actions to conserve cash over the past 18 to 24 months, including the reduction of capital expenditures and selling, general and administrative expenses (“SG&A”), as well as the execution of extensive cost reduction efforts initiated in late 2001 and continuing through 2004.  In the second quarter of 2004 the Company implemented a revised business plan which incorporated additional actions focused on reducing SG&A expenses and conserving cash. While these additional actions have all been completed as of September 30, 2004, going forward the Company will continue to execute similar actions to conserve cash until its revenue growth initiatives take hold.  The Company has been selective in managing capital expenditures and does not believe that any of the reductions in capital spending will have a material impact on its ability to grow short-term revenues.

The Company ended September 30, 2004 with $26.1 million of cash on hand.  Per the April 2004 amendment to the credit agreement, the Company made a $20 million withdrawal from the Exit Facility in October 2004. Currently, the Company has used a total of $108 million, including outstanding letters of credit, against the Exit Facility.  Subsequent to September 30, 2004 the Company closed additional fiber transactions valued at approximately $14.7 million, including the transaction described in Note 21.  Additionally, the Company has closed on sales of other non-core assets subsequent to September 30, 2004 totaling approximately $4.4 million.  As of November 30, 2004, the Company had a total of $60.5 million of cash on hand.  The Company believes that going forward the combination of these funds, cash from operations, the proceeds from the sale of fiber assets, and the results of the Company’s ongoing expense management initiatives will be sufficient to meet the ongoing cash requirements while the Company continues to execute the revenue growth plan and continues to reduce quarterly cash usage.  In addition, the Exit Facility allows for an additional $50 million of outstanding debt which could be funded from our existing lender group or other parties, subject to the approval of the lender group.

Ultimately, the Company believes that it will be successful in executing its strategy to profitably grow revenue.  However, if the timing of such growth limits or restricts its access to the unfunded portion of the Exit Facility, then it would be required to initiate more aggressive expense reductions and potentially seek alternative sources of funding.  In the event the Company seeks alternative sources of funding, there can be no assurances such funding sources would be available.

Basis of Presentation:  The consolidated financial statements include those of McLeodUSA and its subsidiaries, all of which are wholly-owned.  All significant intercompany accounts and transactions have been eliminated in consolidation.

On January 31, 2002, McLeodUSA Incorporated, the parent company, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  On April 16, 2002, McLeodUSA Incorporated emerged from the Bankruptcy Court proceedings pursuant to the terms of its amended plan of reorganization (the “Plan”).  The Plan was filed with the Bankruptcy Court on February 28, 2002 and was confirmed on April 5, 2002.

During the period from January 31, 2002 to April 16, 2002, McLeodUSA operated as a debtor-in-possession. The consolidated financial statements during the period from January 31, 2002 to April 16, 2002, the effective date of the plan (“Effective Date”), have been prepared in accordance with the provisions of Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”).  McLeodUSA adopted the provisions of SOP 90-7 upon commencement of the Bankruptcy Court proceedings. The consolidated statement of operations for the period January 1, 2002 to April 16, 2002 separately discloses expenses related to the Chapter 11 proceedings as reorganization charges. Interest expense on all of the outstanding senior notes and the preferred stock dividends on the Series A Preferred Stock ceased to accrue after the filing by McLeodUSA on January 31, 2002.  Interest and dividends ceased by operation of law.  See Note 2 for further discussion of the emergence from bankruptcy.

Upon emergence from bankruptcy, McLeodUSA implemented fresh-start accounting under the provisions of SOP 90-7.  Under SOP 90-7, the reorganization fair value of McLeodUSA was allocated to its assets and liabilities, its accumulated deficit was eliminated and its new equity was issued according to the Plan as if it were a new reporting entity. McLeodUSA recorded a $1.5 billion reorganization charge to adjust the historical carrying value of its assets and liabilities to fair market value reflecting the allocation of McLeodUSA’s $1.15 billion estimated reorganized equity value as of April 16, 2002.  McLeodUSA also recorded a $2.4 billion gain on the cancellation of debt on April 16, 2002, pursuant to the Plan.  The adoption of fresh-start accounting as of April 16, 2002 materially changed the amounts previously recorded in the consolidated financial statements.  As a consequence, the financial results have been separately presented under the label “Predecessor McLeodUSA” for the period January 1, 2002 to April 16, 2002 and “Reorganized McLeodUSA” for the period April 17, 2002 to December 31, 2002 and thereafter.

For the periods January 1, 2002 to April 16, 2002 and April 17, 2002 to December 31, 2002, the operating results of businesses held for sale have been reported as discontinued operations in the McLeodUSA Consolidated Statements of Operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”).  Assets held for sale and liabilities related to discontinued operations have been presented separately in the asset and liabilities sections of the consolidated balance sheets.  See Note 4 for further discussion of discontinued operations.

Accounting estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: McLeodUSA considers all highly liquid debt instruments purchased with a maturity generally of three months or less and all certificates of deposit to be cash equivalents.

Property and equipment: In accordance with the provisions of SOP 90-7, all property and equipment was recorded at its estimated fair value as of the Effective Date of the Plan.  Assets acquired after April 17, 2002 are stated at historical cost.  Networks in progress includes construction costs, internal labor, overhead and interest capitalized during the construction and installation of fiber optic networks as well as new and reusable parts to maintain those fiber optic networks. McLeodUSA capitalized interest of $1.4 million, $10.2 million and $20.8 million for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, respectively, as part of its construction of fiber optic networks.  These costs are considered in progress until the networks become operational at which time the costs are reclassified as communications network assets.  The Company does not believe that it has significant capital requirements to complete its current construction work in progress for its intended use.  The provision for depreciation of property and equipment is recorded using the straight-line method based on the following estimated useful lives:

Years

Buildings	15-27
Communications networks	5-15
Furniture, fixtures and equipment	3-10

Amortization on assets under capitalized leases is included in depreciation expense.  McLeodUSA’s telecommunications networks are subject to technological risks and rapid market changes due to new products and services and changing customer demand. These changes may result in changes in the estimated useful lives of these assets.

Impairment:  In accordance with SFAS 144, whenever events or changes in circumstances indicate that the carrying amount of its long-lived assets may not be recoverable, McLeodUSA evaluates long-lived assets to be held and used for impairment. McLeodUSA recognizes an impairment loss if the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset. The impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill:  In accordance with SFAS No. 142, Accounting for Goodwill and Other Intangible Assets (“SFAS 142”), the goodwill resulting from the allocation of the reorganization equity value is not amortized but reviewed at least annually for impairment or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount.  McLeodUSA has established July 1 as the date for its annual impairment test.  SFAS 142 requires the identification of reporting units and the application of a two-step approach to assess goodwill impairment.  In order to identify potential impairment, impairment tests of goodwill are performed by comparing the fair value of its reporting unit with its carrying amount, including goodwill.  The fair value of goodwill is estimated using a discounted cash flow valuation model. If the carrying amount of its reporting unit exceeds its fair value, the impairment loss is measured in the second step by comparing the implied fair value of goodwill, determined in the same manner as in a business combination, with its carrying amount.  McLeodUSA defined reporting units during its transitional and annual goodwill impairment tests as an operating segment comprised of the consolidated operations of McLeodUSA.  During the nine months ended September 30, 2004, the Company concluded that goodwill was fully impaired.  See further discussion in Note 15.

Other intangibles:  Other intangibles consist of customer lists, trade names, and line installation costs incurred in the establishment of local access lines for customers. The customer lists are being amortized using the straight-line method over 33 to 60 months. The deferred line installation costs are being amortized using the straight-line method over 36 to 60 months, which approximates the expected service lives of residential and business customers.  The McLeodUSA trade name was determined to have an indefinite life and is not being amortized but reviewed annually for impairment.  McLeodUSA applies an income approach using a “relief from royalty” method in valuing its trademark.  This approach assumes that by virtue of having ownership of the subject trade name, McLeodUSA does not have to pay royalties for the rights and privileges to use it in the production and marketing of its products.  The fair value of such ownership is expressed using a cash flow valuation model of the expected net royalty savings over a projection period.  The trade name PrimeLine was determined to have a finite life and is being amortized over 36 months.  During the nine months ended September 30, 2004, the Company concluded that the trade name was partially impaired.  See further discussion in Note 15.

Segment reporting:  McLeodUSA operates its business as a single segment, engaging in the provision of telecommunications services based upon a single, integrated, interconnected telecommunications network in 25 Midwest, Southwest, Northwest and Rocky Mountain States.  This segment includes all services offered by McLeodUSA, comprised of telecommunications products provided over this single integrated network including local and long-distance services, access services, and private line and data services.  Management reviews operating results, assesses performance and allocates resources on a company-wide, single segment basis.

The following services comprise total revenue (in millions):

				Predecessor
	Reorganized McLeodUSA			McLeodUSA
	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	April 17 to December 31, 2002	January 1 to April 16, 2002

Local	$278.6	$413.1	$323.4	$142.3
Long distance	100.7	173.9	152.9	72.3
Data services and other	101.1	143.0	107.7	54.0
Carrier access	66.0	124.5	87.9	40.0
Indefeasible rights of use agreements including those that qualify as sales type leases	7.1	14.5	8.8	2.8
	$553.5	$869.0	$680.7	$311.4

Income tax matters:  McLeodUSA recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are reduced by a valuation allowance when appropriate (see Note 17). Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Revenue recognition:  Revenue is derived primarily from business telephony services, including dedicated transport, local, switched, long distance, data, and high-speed Internet access services.  McLeodUSA’s customers are principally small and medium-sized businesses and residential customers in its 25-state footprint.  Revenue for dedicated transport, data, Internet, and the majority of switched services exclusive of switched access is generally billed in advance on a fixed rate basis and recognized over the period the services are provided.  Revenue for the majority of switched access and long distance is generally billed on a transactional basis determined by customer usage with some fixed rate elements. The transactional elements of switched services are billed in arrears and estimates are used to recognize revenue in the period earned. The fixed rate elements are billed in advance and recognized over the period the services are provided.

The revenue from indefeasible rights to use fiber optic telecommunications network facilities is recognized over the term of the related lease unless it qualifies as a sales type lease, on which revenue is recognized at the time the sale criteria in SFAS 66, Accounting for Sales of Real Estate, are met.  Base annual revenue for telecommunications network maintenance is recognized on a straight-line basis over the term of the contract. Additional services provided under these contracts are recognized as the services are performed.

 Key business suppliers: Qwest Communications International, Inc. and SBC Communications, Inc. are McLeodUSA’s primary suppliers of non-owned local central office switching and local lines.  While not an exclusive agreement, AT&T Wireless is currently the sole provider to McLeodUSA for wholesale wireless services.  On February 17, 2004 AT&T Wireless announced that it had entered into an Agreement and Plan of Merger under which Cingular Wireless LLC agreed to acquire AT&T Wireless, subject to regulatory and other required approvals.  The acquisition was completed in October 2004.  We do not anticipate that this transaction will materially effect our wholesale business relationship with AT&T Wireless.

Stock options issued to employees: McLeodUSA has one stock-based employee compensation plan, which is more fully described in Note 13.  As permitted by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), McLeodUSA measures compensation using the intrinsic value based method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but is required to make pro forma disclosures in the footnotes to the financial statements as if the measurement provisions of SFAS 123 and SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure — an Amendment of SFAS 123, had been adopted.  Under the intrinsic value method, compensation is measured as the difference between the market value of the stock on the grant date, less the amount required to be paid for the stock. The difference, if any, is charged to expense over the vesting period of the options. No stock-based employee compensation cost is reflected in net loss, as all options granted under the plan had an exercise price greater than or equal to the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net (loss) income and (loss) income per share as if McLeodUSA had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

	Reorganized McLeodUSA			Predecessor McLeodUSA
	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	April 17 to December 31, 2002	January 1 to April 16, 2002
Net (loss) income applicable to common shares, as reported	$(528.8)	$(300.3)	$(204.9)	$778.9
Less: total stock-based employee compensation expense determined under fair value based methods	(9.5)	(8.8)	(13.1)	—
Pro forma net (loss) income applicable to common shares	$(538.3)	$(309.1)	$(218.0)	$778.9

(Loss) income per share:
Basic and diluted, as reported	$(1.80)	$(1.07)	$(0.74)	$1.24
Basic and diluted, pro forma	$(1.84)	$(1.10)	$(0.79)	$1.24

Basic and diluted loss per common share:  Loss per common share has been computed using the weighted average number of shares of common stock outstanding.  All stock options granted, and the convertible preferred stock and warrants outstanding are anti-dilutive, and are therefore excluded from the computation of earnings per share.  In the future, the stock options, convertible preferred stock and warrants, representing 125 million, 139 million and 141 million Class A common shares at September 30, 2004, December 31, 2003 and December 31, 2002, respectively, may become dilutive. Assuming exercise or conversion of stock options and convertible securities, diluted shares would have been 429 million, 428 million and 418 million at September 30, 2004 and December 31, 2003 and 2002, respectively.

Note 2.          Emergence from Chapter 11 Proceedings

Confirmation of the Plan:  On April 5, 2002, the Bankruptcy Court confirmed the Plan.  The general unsecured creditors of McLeodUSA, except for the holders of all of its outstanding notes (including its 10 1/2% Senior Discount Notes, 9 1/4% Senior Notes, 8 3/8% Senior Notes, 9 1/2% Senior Notes, 8 1/8% Senior Notes, 12% Senior Notes, 11 1/2 % Senior Notes and 11 3/8% Senior Notes (collectively, the “Notes”)), were unaffected by the Chapter 11 proceedings and the Plan.  The Plan became effective on April 16, 2002 and resulted in the following:

•                  The elimination of approximately $3 billion of indebtedness, including accrued interest, represented by the Notes;

•                  In exchange for the cancellation of the Notes and the unpaid interest thereon, the bondholders received their pro rata share of (1) $670 million in cash, (2) 10,000,000 shares of Series A Preferred Stock, which is convertible into 15% of Class A Common Stock on a fully diluted basis as of the Effective Date of the Plan after giving effect to the Plan and conversion of the Class B Common Stock and Class C Common Stock (but prior to the exercise of the warrants) and (3) 5-year warrants to purchase 22,159,091 shares of Reorganized McLeodUSA Class A Common Stock for $30 million;

•                  The sale of McLeodUSA Media Group (“Pubco”) to Yell Group Ltd. for $600 million;

•                  The investment by two funds affiliated with Forstmann Little & Co. of $175 million in exchange for (1) 74,027,764 shares of Reorganized McLeodUSA Class A Common Stock, (2) 5-year warrants to purchase 22,159,091 shares of Reorganized McLeodUSA Class A Common Stock for $30 million and (3) 10 shares of Reorganized McLeodUSA Series B Preferred Stock;

•                  The conversion of Predecessor McLeodUSA Series D Preferred Stock and Predecessor McLeodUSA Series E Preferred Stock, held by Forstmann Little, into 78,203,135 shares of Reorganized McLeodUSA Class B Common Stock and 35,546,879 shares of Reorganized McLeodUSA Class C Common Stock, respectively; and

•                  The conversion of the Predecessor McLeodUSA Series A Preferred Stock into 33,696,559 shares of Reorganized McLeodUSA Class A Common Stock.

The Plan also provided for the distribution of a portion of Reorganized McLeodUSA common stock to holders of Predecessor McLeodUSA common stock.  These holders were entitled to share, together with holders of certain securities claims, in the distribution of 54,775,663 shares of Reorganized McLeodUSA Class A Common Stock.  On May 2, 2002, the Bankruptcy Court entered an order establishing a disputed claims reserve at 18,000,000 shares of Reorganized McLeodUSA Class A Common Stock pending resolution of the securities claims against McLeodUSA associated with the putative securities class action lawsuits.  McLeodUSA then commenced the distribution of 36,775,663 shares of Reorganized McLeodUSA Class A Common Stock to record holders of Predecessor McLeodUSA common stock as of April 5, 2002, the distribution record date under the Plan.  Upon the final determination of the amount, if any, of allowed securities claims under the Plan, such holders of Predecessor McLeodUSA common stock may be entitled to additional distributions of Reorganized McLeodUSA Class A Common Stock from the 18,000,000 shares held in the disputed claims reserve.

The financial information for the parent company, McLeodUSA Incorporated, for the period January 1, 2002 to April 16, 2002 is as follows (in millions):

Condensed Statement of Operations

(Unaudited)

Predecessor Parent Company
January 1 to April 16, 2002

Operating expenses:
Selling, general and administrative	$8.7
Depreciation and amortization	5.1
Reorganization charges, net	1,596.8
Restructuring adjustment	(6.8)
Total operating expenses	1,603.8

Other operating income (expense):
Interest income	0.3
Interest expense, net of amounts capitalized	(33.3)
Gain on cancellation of debt	2,372.8
Other income	0.4
Equity in net losses of subsidiaries	(119.8)
Total other operating income	2,220.4
Income before discontinued operations	616.6
Income from discontinued operations	167.1
Net income	783.7
Preferred stock dividend	(4.8)
Net income applicable to common shares	$778.9

Contractual interest was $93.6 million for the period January 1, 2002 to April 16, 2002.  Contractual preferred stock dividends were $8.9 million for the period January 1, 2002 to April 16, 2002.

Condensed Statement of Cash Flows

(Unaudited)

Predecessor Parent Company
January 1 to April 16, 2002
Cash Flows from Operating Activities
Net income before discontinued operations	$616.6
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	5.1
Accretion of interest on senior discount notes	4.1
Noncash reorganization items	1,538.4
Gain on cancellation of debt	(2,372.8)
Restructuring adjustment	(6.8)
Gain on the sale of assets	(0.4)
Equity in net losses of subsidiaries	119.8
Changes in assets and liabilities, net of dispositions:
Prepaid and other assets	6.5
Accounts payable and accrued expenses	8.3
Intercompany receivables	(73.5)
Net cash used in operating activities	(154.7)

Cash Flows from Investing Activities
Purchases of property and equipment	(0.6)
Proceeds from the sale of businesses and assets	679.7
Net cash provided by investing activities	679.1

Cash Flows from Financing Activities
Proceeds from Forstmann Little investment	175.0
Payments on long-term debt	(730.0)
Net cash used in financing activities	(555.0)

Net decrease in cash and cash equivalents from continuing operations	(30.6)
Net cash provided by discontinued operations	31.6
Cash and cash equivalents:
Beginning	120.2
Ending	$121.2

Reorganization charges, net:  Reorganization charges, net, are comprised of items incurred by McLeodUSA as a result of reorganization under Chapter 11 of the Bankruptcy Code.  Charges for the period January 1, 2002 to April 16, 2002 consisted of the following (in millions):

Predecessor McLeodUSA
January 1 to April 16, 2002
Professional and bank fees	$57.5
Severance	0.9
Write-off of deferred financing fees and discounts	53.3
Fresh-start adjustments to fair value	1,485.1
$1,596.8

Note 3.  Fresh-start Accounting

As discussed in Note 1, McLeodUSA adopted the provisions of fresh-start accounting as of April 16, 2002.  Independent financial advisors were engaged to assist in the determination of the reorganization equity value or fair value of Reorganized McLeodUSA.  The independent financial advisors determined the estimated reorganization equity value of McLeodUSA to be $1.15 billion.  The estimate was based on McLeodUSA’s operating profit, cash flow and certain other items for the years 2002 through 2005.  The estimate was based on a number of various assumptions regarding the anticipated future performance of McLeodUSA, industry performance, general business and economic conditions and other matters.  The assumptions underlying the valuation are described in more detail in the disclosure statement sent to security holders entitled to vote on the Plan and attached as an exhibit to the McLeodUSA Current Report on Form 8-K filed on March 5, 2002 and also in the McLeodUSA Current Report on Form 8-K filed on April 22, 2002.

SOP 90-7 requires an allocation of the reorganization equity value in conformity with procedures specified by APB 16, Business Combinations, as amended by SFAS 141, Business Combinations, for transactions reported on the basis of the purchase method.  In applying SOP 90-7, McLeodUSA had the value of its noncurrent and intangible assets appraised. The fresh-start adjustments were based on the allocation of the reorganization equity value to the noncurrent and intangible assets. A reconciliation of the adjustments recorded in connection with the debt restructuring, the adoption of fresh-start accounting, and the accounting for discontinued operations at April 16, 2002 is presented below (in millions):

	Predecessor McLeodUSA April 16, 2002	Debt Restructuring		Fresh-start Adjustments (g)	Discontinued Operations (h)	Reorganized McLeodUSA April 16, 2002
Assets
Current assets
Cash & cash equivalents	$696.1	$(555.0	)(a)(e)(f)	$—	$(2.9)	$138.2
Available-for-Sale Securities	0.6	—		—	—	0.6
Trade receivables, net	153.8	—		13.6	(17.6)	149.8
Inventory	14.7	—		—	(8.1)	6.6
Prepaid expense and other	18.4	—		1.3	(2.8)	16.9
Assets held for sale	—	—		—	440.5	440.5
Total current assets	883.6	(555.0)		14.9	409.1	752.6

Property and equipment
Land and buildings	91.1	—		30.8	(47.8)	74.1
Communications networks	2,019.1	—		(1,050.0)	(293.2)	675.9
Furniture, fixtures and equipment	412.0	—		(184.9)	(57.9)	169.2
Networks in progress	715.1	—		(348.9)	(3.8)	362.4
	3,237.3	—		(1,553.0)	(402.7)	1,281.6
Less accumulated depreciation	(716.7)	—		506.6	210.1	—
	2,520.6	—		(1,046.4)	(192.6)	1,281.6
Investments, intangibles and other assets
Other investments	22.1	—		(20.5)	(1.3)	0.3
Goodwill	939.0	—		(514.3)	(186.9)	237.8
Other intangibles, net	168.8	—		93.9	(11.2)	251.5
Other	29.4	—		(4.9)	—	24.5
	1,159.3	—		(445.8)	(199.4)	514.1
	$4,563.5	$(555.0)		$(1,477.3)	$17.1	$2,548.3

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$7.4	$—		$—	$(0.3)	$7.1
Accounts payable	83.5	—		—	(5.4)	78.1
Accrued payroll and payroll related expenses	31.4	—		—	(2.9)	28.5
Other accrued liabilities	188.9	—		—	(8.6)	180.3
Deferred revenue, current portion	18.2	—		—	(3.0)	15.2
Liabilities related to discontinued operations	—	—		7.8	67.9	75.7
Total current liabilities	329.4	—		7.8	47.7	384.9
Liabilities subject to compromise	3,051.8	(3,051.8	)(a)(b)	—	—	—
Long-term debt less current maturities	1,024.6	(60.0	)(f)	—	(20.8)	943.8
Deferred revenue, less current portion	15.8	—		—	—	15.8
Other long-term liabilities	63.6	—		—	(9.8)	53.8
	4,485.2	(3,111.8)		7.8	17.1	1,398.3
Redeemable convertible preferred stock
Reorganized McLeodUSA Preferred Series A	—	169.1	(a)	—	—	169.1
Predecessor McLeodUSA Preferred Series D	112.7	(112.7	)(c)	—	—	—
Predecessor McLeodUSA Preferred Series E	46.6	(46.6	)(c)	—	—	—
	159.3	9.8		—	—	169.1
Stockholders’ equity
Predecessor McLeodUSA Preferred Series A	—	—	(b)	—	—	—
Predecessor McLeodUSA Common, Class A	6.3	(6.3	)(d)	—	—	—
Reorganized McLeodUSA Common, Class A	—	1.6	(b)(d)(e)	—	—	1.6
Reorganized McLeodUSA Common, Class B	—	0.8	(c)	—	—	0.8
Reorganized McLeodUSA Common, Class C	—	0.3	(c)	—	—	0.3
Reorganized Preferred Series B	—	—	(e)	—	—	—
Reorganized McLeodUSA Warrants	—	22.6	(a)(e)	—	—	22.6
Additional paid-in capital	3,843.2	155.2	(b)(c)	(3,042.8)	—	955.6
Accumulated deficit	(3,930.5)	2,372.8	(a)	1,557.7	—	—
	(81.0)	2,547.0		(1,485.1)	—	980.9
	$4,563.5	$(555.0)		$(1,477.3)	$17.1	$2,548.3

(a)          To record the discharge of indebtedness, including accrued interest, in accordance with the Plan ($3,042.9 million), the payment to the holders of the Notes ($670 million), the fair market value of the warrants ($11.3 million) and Reorganized McLeodUSA Series A Preferred Stock issued ($169.1 million) to holders of the Notes.

(b)         To record the conversion of the Predecessor McLeodUSA Series A Preferred Stock, and the accrued dividends thereon ($8.9 million) to Reorganized McLeodUSA Class A Common Stock.

(c)          To record the conversion of the Redeemable Convertible Series D and E Preferred Stock to 78,203,135 shares of Class B Common Stock and 35,546,879 shares of Class C Common Stock of Reorganized McLeodUSA, respectively.

(d)         To eliminate Predecessor McLeodUSA Class A Common Stock and record the issuance of Reorganized McLeodUSA Class A Common Stock.

(e)          To record the investment by Forstmann Little ($175 million), the issuance of 74,027,764 shares of Class A Common Stock of Reorganized McLeodUSA, the fair market value of the warrants issued ($11.3 million) and the issuance of 10 shares of Reorganized McLeodUSA Series B Preferred Stock.

(f)            To record the prepayment on the term loans ($60 million) under McLeodUSA’s Credit Agreement as required by the Third Amendment to the Credit Agreement dated November 29, 2001 (the “Third Amendment”).

(g)         To adjust the carrying value of assets and liabilities to fair market value.

(h)         To record the assets held for sale in accordance with SFAS 144.

Note 4.  Discontinued Operations and Assets Held For Sale

In August 2001, McLeodUSA initiated a broad strategic and operational restructuring to re-focus its business on its core areas of expertise within its 25-state footprint, improve business discipline and processes and reduce its cost structure, all with the goal of eventually developing positive cash flow from operations.  A key element of this operational restructuring included selling certain non-core assets, including McLeodUSA Telecom Development, Inc. and McLeodUSA Community Telephone, Inc. (collectively “DTG”), Greene County Partners, Inc., CapRock Services Corp. and assets of McLeodUSA Integrated Business Systems, Inc. (“IBS”).  At September 30, 2001, as part of the restructuring, McLeodUSA adjusted the carrying values of these entities to fair value.

Also in 2001, McLeodUSA initiated a financial restructuring to substantially reduce its outstanding debt.  As part of the financial restructuring, McLeodUSA and its senior secured lenders agreed to amend McLeodUSA’s Credit Agreement to permit the financial restructuring.  The key elements of the financial restructuring included, among other things (1) the sale of Pubco and the use of the proceeds therefrom of $600 million to make a payment to the holders of the Notes and (2) the sale of ICTC upon completion of the restructuring and use of the first $225 million of net proceeds to prepay the term loans under the Credit Agreement.

For the periods January 1, 2002 to April 16, 2002 and April 17, 2002 to December 31, 2002, the operating results of the businesses listed below have been reported as discontinued operations in the consolidated financial statements in accordance with SFAS 144.  As of December 31, 2002, all of the businesses had been sold.  During 2003, McLeodUSA recorded a gain of $11.8 million upon the dissolution of an equity partnership following the Company’s mandatory withdrawal from the partnership under the terms of the partnership agreement.  McLeodUSA received a cash payment of $5.0 million and a note for $8.5 million.  The gain is included in other income (expense) in the consolidated statement of operations for the year ended December 31, 2003.  At September 30, 2004 and December 31, 2003 $2.0 million of real estate was classified as held for sale.  The real estate sold for approximately $2.4 million in November 2004.  The liabilities related to discontinued operations of $0.3 million and $1.1 million represent the unpaid selling costs at September 30, 2004 and December 31, 2003, respectively.

ICTC:  On December 31, 2002, McLeodUSA sold ICTC, its central Illinois-based independent local exchange carrier, as well as certain related telecommunications businesses to Homebase Acquisition Corp. for $271 million, reduced by the amount of ICTC debt outstanding at closing of $20 million.  The sale resulted in a loss of $14.2 million.

DTG:  On September 30, 2002, McLeodUSA completed the sale of its non-core operations in South Dakota and certain non-core overbuild CLEC and cable television operations in South Dakota, southwestern Minnesota and northwestern Iowa to PrairieWave Communications, Inc. for approximately $84 million.  McLeodUSA recorded a loss of $2.4 million in connection with the sale.

Greene County Partners, Inc.:  On August 20, 2002, McLeodUSA completed the sale of its interest in a non-core cable service provider for $16 million in cash and a note receivable of $3 million.  The sale of Greene County Partners, Inc. resulted in a loss of $0.5 million.

Pubco:  On April 16, 2002, McLeodUSA completed the sale of Pubco to Yell Group Limited for $600 million in cash.  In connection with the transaction, McLeodUSA entered into a multi-year Publishing, Branding and Operating Agreement with Yellow Book, a subsidiary of Yell Group, which, among other things, provides for the continued publishing of telephone directories under the McLeodUSA brand.  The proceeds received from the sale were used to pay the holders of the Notes.  The sale of Pubco resulted in a gain of $139.9 million.

CapRock Services Corp.:  On April 8, 2002, McLeodUSA sold its indirect, wholly-owned subsidiary IWL Communications, Incorporated d/b/a CapRock Services Corp., for $21 million in cash.  McLeodUSA recorded a gain on the sale of CapRock Services Corp. of $7.6 million.

IBS:  On January 24, 2002, IBS, an indirect wholly-owned subsidiary of McLeodUSA, sold certain of the assets used in its telecommunications customer premise equipment business in the metropolitan areas of Minneapolis, Minnesota; Cedar Rapids, Des Moines, Dubuque and Waterloo, Iowa; and Denver, Colorado, as well as the data provider business conducted by IBS under the name “DataNet,” to Inter-Tel Technologies, Inc. for $8 million plus the assumption of certain liabilities.  The sale excluded the telecommunications customer premise equipment business conducted in Illinois and resulted in a loss of $2.3 million.  The Illinois operation was sold as part of ICTC.

For the periods April 17, 2002 to December 31, 2002 and January 1, 2002 to April 16, 2002, the amount of revenue and net income (including gains or losses recorded on the sales) attributable to the discontinued operations and the assets held for sale were as follows (in millions):

	Reorganized McLeodUSA	Predecessor McLeodUSA
	April 17 to December 31, 2002	January 1 to April 16, 2002
Revenues:
IBS	$—	$1.2
CapRock Services	—	8.8
Pubco	—	94.3
DTG	17.8	12.0
Greene County	2.6	2.3
ICTC	76.5	31.7
	$96.9	$150.3

	Reorganized McLeodUSA	Predecessor McLeodUSA
	April 17 to December 31, 2002	January 1 to April 16, 2002
Net income (loss):
IBS	$(0.5)	$1.0
CapRock Services	(0.1)	8.3
Pubco	(0.2)	150.0
DTG	3.7	(0.4)
Greene County	0.1	0.2
ICTC	14.7	8.0
	$17.7	$167.1

Splitrock:  On January 24, 2002, McLeodUSA completed the sale of certain of its internet/data assets (formerly part of Splitrock Services, Inc.) and wholesale dial-up Internet Service Provider (“ISP”) customer base to Level 3 Communications, LLC (“Level 3”) for approximately $50 million in cash and the assumption of certain operating liabilities.  The transaction did not qualify as a discontinued operation under SFAS 144 and the results of operations are included in continuing operations.  Under the terms of the agreement, Level 3 purchased approximately 350 POPS (points of presence) across the United States, and the related facilities, equipment and underlying circuits, plus the wholesale ISP customer base.  The transaction excluded fiber optic cable obtained under the existing IRU agreement with Level 3 and McLeodUSA in the acquisition of Splitrock.  The parties also entered into operating agreements enabling McLeodUSA to continue providing service and support to customers in its 25-state footprint.

Note 5.  Supplemental Schedule of Noncash Investing and Financing Activities

	Reorganized McLeodUSA			Predecessor McLeodUSA
	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	April 17 to December 31, 2002	January 1 to April 16, 2002
Principal amount converted of Redeemable Preferred Series A to Class A common stock	$53.1	$46.2	$—	$—
Preferred stock dividends	2.4	4.6	3.5	4.8
Receivable recorded from equity partnership	—	8.5	—	—
Note received on sale of business	—	—	3.0	—

Note 6. Trade Receivables

The composition of trade receivables, net, is as follows (in millions):

	September 30, 2004	December 31, 2003
Trade Receivables:
Billed	$67.2	$73.7
Unbilled	5.2	5.6
	72.4	79.3
Allowance for doubtful accounts and discounts	(12.1)	(13.7)
	$60.3	$65.6

Note 7. Other Accrued Liabilities

Other accrued liabilities consists of the following (in millions):

	September 30, 2004	December 31, 2003
Restructuring	$18.2	$32.5
Accrued Sales/Use/Excise Taxes	17.5	18.6
Accrued Property Taxes	12.3	10.9
Other	31.8	38.9
	$79.8	$100.9

Note 8. Debt

As described in Note 1, on January 31, 2002, McLeodUSA filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code.  Any restructuring involving a payment to bondholders, other than regularly scheduled payments of principal and interest, required a majority consent under McLeodUSA’s Credit Agreement.  In order to effect a restructuring, McLeodUSA entered into the Third Amendment to the Credit Agreement.  Under the Third Amendment, the lenders under the Credit Agreement waived: (1) any bankruptcy and payment cross-defaults with respect to the Notes arising from the restructuring; (2) covenants restricting the sales of assets in order to allow the sale of Pubco pursuant to the restructuring, and the use of the $600 million of proceeds therefrom to make a payment to the bondholders; and (3) certain other covenants and other provisions of the Credit Agreement that would have restricted the ability of McLeodUSA to enter into various transactions necessary to consummate the restructuring.  The Third Amendment also contained certain modifications that became effective upon the consummation of the Plan, including, among other things:

•                  The use of $60 million of the proceeds from the sale of Pubco and the Forstmann Little investment to prepay the term loans under the Credit Agreement;

•                  An agreement to sell ICTC and apply the first $225 million in proceeds from such sale to reduce outstanding obligations under the Credit Agreement; McLeodUSA was permitted to retain the proceeds in excess of $225 million from such sale for working capital and general corporate purposes;

•                  An agreement to allow McLeodUSA to retain the proceeds of certain non-core asset sales for general corporate purposes;

•                  The modification of various financial covenants and the addition of a capital expenditure limitation;

•                  A 1% increase in the applicable rates of interest on the borrowings under the Credit Agreement and the establishment of certain prepayment premiums applicable to the Credit Agreement term loan repayments made in the first three years following the restructuring;

•                  An agreement that McLeodUSA may enter into an exit financing facility upon consummation of the Plan in an amount not to exceed $160 million, secured by liens on and security interests in the assets of McLeodUSA and its domestic subsidiaries superior to the liens securing the existing obligations under the Credit Agreement; and

•                  Additional limitations on the ability of McLeodUSA and its subsidiaries to incur third-party indebtedness and make additional investments.

The Credit Agreement is secured by (1) a first priority pledge of all the capital stock owned by McLeodUSA and by each subsidiary, and (2) a perfected first priority security interest in substantially all of McLeodUSA’s tangible and intangible assets and by the assets of each subsidiary. In addition, communications assets acquired or refinanced with proceeds from the Credit Agreement serve as collateral.

Interest on the borrowings under the Credit Agreement is payable quarterly at LIBOR plus 3.5% to LIBOR plus 4.25% based on McLeodUSA’s debt rating.  At September 30, 2004, the weighted average interest rate was 4.9% on the Revolving Credit Facility and Tranche A Term Facility, and 5.4% on the Tranche B Term Facility.

Exit Facility Financing

As provided for in the Third Amendment, McLeodUSA entered into the Exit Facility upon consummation of the Plan on April 16, 2002. The Exit Facility consists of a revolving credit facility of $110 million.  McLeodUSA has the right to obtain additional commitments to increase the size of the Exit Facility up to $160 million, subject to the approval of the lender group, as discussed in Note 1. The Exit Facility matures on May 31, 2007, with any outstanding amounts due on that date; no principal payments are due until this maturity date.  The Exit Facility is secured by first priority liens on the assets of McLeodUSA and its domestic subsidiaries and ranks superior to the Credit Agreement.

McLeodUSA is required to pay a commitment fee on the average daily unused balance of the Exit Facility at an annual rate ranging from 1/ 2 % to 1%.  Funds borrowed under the Exit Facility bear interest at a rate per annum equal to either (a) the greater of (1) the prime rate and (2) the federal funds effective rate plus ½%, in each case plus a margin ranging from 1.00% to 2.50%; or (b) LIBOR plus a margin ranging from 2.00% to 3.50%.  At September 30, 2004, the weighted average interest rate on the Exit

Facility was 5.1%.

The Exit Facility credit agreement includes restrictions as to, among other things, additional indebtedness, the payment of cash dividends, liens, sale and lease-back transactions, investments, asset sales, certain payments by restricted subsidiaries, capital expenditures and designation of unrestricted subsidiaries. It also limits McLeodUSA’s leverage ratio and requires minimum levels of access lines in service, interest coverage and consolidated revenue.

On April 30, 2004 McLeodUSA entered into the Fifth Amendment to the Credit Agreement and the Second Amendment to the Exit Facility.  The approved amendments include changes to the minimum revenue, leverage ratio and interest coverage ratio covenants.  The trailing four quarter minimum revenue covenant was amended to $825 million, $780 million, $760 million, and $770 million in the first quarter through fourth quarter of 2004, respectively.  There is no minimum revenue covenant in 2005.  The leverage ratio was replaced with a minimum cumulative EBITDA covenant (as defined in the Credit Agreement and Exit Facility, as amended) of $8 million, $16 million, $24 million and $34 million for the first through fourth quarters of 2004, respectively, and a trailing four quarter minimum EBITDA of $49 million, $69 million, $89 million and $114 million for the first through fourth quarters of 2005, respectively.  The interest coverage ratio was amended to 1.0x for each of the four quarters of 2004 and 1.0x, 1.5x, 2.0x and 2.0x for the first through fourth quarters of 2005, respectively.

McLeodUSA paid approximately $1.9 million in fees in April 2004 to the lender group in connection with the approval of these amendments.  The Company is currently in compliance with the amended financial covenants under the Credit Agreement and Exit Facility.  As of September 30, 2004, McLeodUSA had drawn $80 million on the Exit Facility and made its planned $20 million withdrawal on October 20, 2004.  Currently, the Company has used a total of $108 million, including outstanding letters of credit, against the Exit Facility.

The Company was in full compliance with the amended covenants as of September 30, 2004.  Going forward the Company will need to increase its revenue and profitability in order to continue to meet the restrictive covenants.  If profitability does not increase as anticipated, the Company may be required to obtain waivers or further modifications of certain covenants in order to be in compliance with the credit agreements.  Based on the expected timing of the realization of certain retail and wholesale revenue initiatives, the Company believed it was more likely than not that it would not meet the minimum revenue covenant as of December 31, 2004.  On December 3, 2004, McLeodUSA entered into the Sixth Amendment to the Credit Agreement and the Third Amendment to the Exit Facility.  The trailing four-quarter minimum revenue covenants were amended to eliminate the minimum revenue covenant for the fourth quarter of 2004.  The Company was not subject to a minimum revenue covenant for periods after the fourth quarter of 2004.  In addition, the capital expenditure limits for the fiscal years ending December 31, 2005 and 2006 were revised downward to $75 million and $150 million, respectively.  The amendments also require the Company to obtain the consent of lenders representing more than 50% of the outstanding loans and unused commitments under each of the Credit Facility and Exit Facility prior to arranging for any bank or financial institution to commit to funding any of the $50 million in additional loans the Company is authorized to seek under the Exit Facility.  McLeodUSA paid approximately $0.9 million in fees to the lender group in connection with the approval of these amendments.  The Company believes it will continue to meet its restrictive covenants.

McLeodUSA’s debt consists of the following at (in millions):

	September 30, 2004	December 31, 2003
Revolving Credit Facility, variable rate due May 31, 2007	$150.0	$150.0
Revolving Exit Facility, variable rate due May 31, 2007	80.0	40.0
Tranche A Term Facility, variable rate due in various installments through May 31, 2007	157.7	173.6
Tranche B Term Facility, variable rate due in various installments through May 30, 2008	377.4	380.3
Capitalized leases payable, due in various installments, bearing interest at 7.6% to 8.9%	—	0.5
	$765.1	$744.4
Less current maturities of long-term debt	40.4	27.1
	$724.7	$717.3

Principal payments required on the outstanding debt at September 30, 2004 are as follows (in millions):

Remaining in 2004	$7.9
2005	49.5
2006	72.4
2007	451.9
2008	183.4
$765.1

Note 9. Fair value of financial instruments

At September 30, 2004 and December 31, 2003, the financial instruments of McLeodUSA consist of cash and cash equivalents, receivables, current liabilities and debt.  The carrying value of these financial instruments approximates their fair value at September 30, 2004 and December 31, 2003 with the exception of debt.  The Company’s debt is available for trade based on a limited market maintained by the administrative agent for the Company’s Credit Agreement.  Utilizing trading data as of September 30, 2004 and December 31, 2003 and applying these trading values to the outstanding debt balances results in estimated fair values of $358.4 million and $545.4 million, respectively, as compared to carrying amounts of $765.1 million and $744.4 million as of September 30, 2004 and December 31, 2003, respectively.

Note 10. Leases and Commitments

Leases:  McLeodUSA leases certain of its office and network facilities under noncancelable agreements which expire at various times through September 2016. These agreements require various monthly rentals plus the payment of applicable property taxes, maintenance and insurance.

The total minimum commitment at September 30, 2004 under such operating leases is as follows (in millions):

Operating Leases

Remaining in 2004	$21.1
2005	64.7
2006	45.7
2007	35.7
2008	25.5
2009	15.0
Thereafter	14.7
$222.4

The total rental expense included in the consolidated statements of operations for the nine months ended September 30, 2004, the year ended December 31, 2003 and for the periods January 1, 2002 to April 16, 2002 and April 17, 2002 to December 31, 2002 is $21.0 million, $26.8 million, $11.5 million and $21.6 million, respectively.  Included in the commitments above are long-term service arrangements with telecommunication companies where McLeodUSA leases special access.  These charges are not included in rent expense but are classified as cost of service in the consolidated statements of operations.  McLeodUSA received sublease payments that reduced rent expense by $0.2 million for the nine months ended September 30, 2004 and $0.3 million in both 2003 and 2002.  The minimum commitments above include sublease payments that McLeodUSA could be contingently liable for of $10.9 million.

McLeodUSA, the parent company, has various guarantees related to subsidiary commitments under operating leases.  The guarantees total $24.2 million and expire over various periods through September 2016, corresponding with the termination of the lease agreement.  The underlying contractual commitment of the subsidiaries is included in the minimum commitments table above.  McLeodUSA currently has standby letters of credit outstanding of $8.0 million.

McLeodUSA has indemnification obligations to its current and former Directors and Officers.  The terms of the indemnification obligations provide for no limitation to the maximum potential future payments under such indemnifications.  McLeodUSA maintains insurance, subject to limitations set forth in the policies, which is intended to cover the costs of claims made against its Directors and Officers.

McLeodUSA entered into a multi-year agreement with AT&T Wireless for wholesale wireless services that requires a minimum purchase commitment of $24.0 million to be met by August 2006.

McLeodUSA entered into an executive employment agreement with its Chief Executive Officer, Chris A. Davis, as of October 14, 2004.  Under the agreement, McLeodUSA has agreed to make equalization payments, as necessary, to offset any reduction in certain annual cash compensation currently received by Ms. Davis from Forstmann Little.  The amount of such equalization payments is not to exceed $500,000 annually.

Note 11. Capital Stock

The Plan provided for the distribution of a portion of Reorganized McLeodUSA Class A Common Stock to holders of Predecessor McLeodUSA Class A Common Stock. These holders were entitled to share, together with holders of certain securities claims, in the distribution of 54,775,663 shares of Reorganized McLeodUSA Class A Common Stock. On May 2, 2002, the Bankruptcy Court entered an order establishing a disputed claims reserve of 18,000,000 shares of Reorganized McLeodUSA Class A Common Stock pending resolution of the securities claims against McLeodUSA associated with the putative securities class action lawsuits. McLeodUSA then commenced the distribution of 36,775,663 shares of Reorganized McLeodUSA Class A Common Stock to record holders of Predecessor McLeodUSA Class A Common Stock as of April 5, 2002, the distribution record date under the Plan. Pursuant to the Plan, the 169,879 shares of Reorganized McLeodUSA Class A Common Stock which were unclaimed under the distribution were canceled effective April 16, 2003.  Upon the final determination of the amount, if any, of allowed securities claims under the Plan, such holders of Predecessor McLeodUSA Class A Common Stock who received shares of McLeodUSA Common Stock may be entitled to additional distributions of Reorganized McLeodUSA Class A Common Stock from the 18,000,000 shares held in the disputed claims reserve. These shares are considered issued and outstanding for the purposes of determining net income (loss) per share.

The 78,203,135 shares of Class B Common Stock and 35,546,879 shares of Class C Common Stock issued upon McLeodUSA’s emergence from bankruptcy is, in the aggregate, convertible into 113,750,014 (the sum of the Class B and Class C shares outstanding) shares of Class A Common Stock of Reorganized McLeodUSA.

The 10 million shares of Reorganized McLeodUSA Series A Preferred Stock (the “Series A Preferred Stock”) were issued to the holders of the Notes in connection with the Plan. The Series A Preferred Stock has a stated value of $17.50 per share (the “Stated Value”). Dividends are payable on the Series A Preferred Stock when, as and if declared by McLeodUSA at an annual rate of 2.5% of the Stated Value. The Series A Preferred Stock had an initial liquidation preference per share equal to the Stated Value. The liquidation preference (the “Liquidation Preference”) per share is adjusted as follows: (i) for each scheduled dividend payment date on which dividends are not paid in full, the liquidation preference per share increases by the accretion amount, which is equal to the product of (a) the accretion rate of 2.5% per year, calculated on a quarterly basis, (b) the Stated Value, and (c) the fraction of the dividends for that dividend period that were not paid on the scheduled dividend payment date; and (ii) on any scheduled dividend payment date, McLeodUSA may reduce the liquidation preference per share by paying to holders of the Series A Preferred Stock all or a portion of the amount by which the liquidation preference per share exceeds the Stated Value. Each share of Series A Preferred Stock is convertible, at any time, at the option of the holder, into a number of shares of Reorganized McLeodUSA Class A Common Stock equal to the Liquidation Preference per share divided by the conversion price of approximately $3.59 per share, subject to adjustment (as so adjusted, the “Conversion Price”). If on any date after April 17, 2006, the closing price of Reorganized McLeodUSA Class A Common Stock has equaled or exceeded 135% of the then current Conversion Price, for at least 20 out of 30 consecutive trading days, then McLeodUSA has the right, for up to 10 trading days after any such date, to cause all or a portion of the Series A Preferred Stock to convert into such number of shares of Reorganized McLeodUSA Class A Common Stock as equals the Liquidation Preference per share then in effect divided by the Conversion Price. The holders of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of common stock voting together with holders of common stock as a single class. In addition, as long as at least 3,333,333 shares of Series A Preferred Stock are outstanding, the holders of the then outstanding shares of Series A Preferred Stock, voting separately and as a class have the right to elect one member to the Board of Directors. The consent of the holders of the majority of outstanding Series A Preferred Stock is also required to take certain actions specified in the Certificate of Designations with respect to the

Series A Preferred Stock. To the extent McLeodUSA has funds legally available therefor, on April 16, 2012, the tenth anniversary of its issuance, McLeodUSA will be obligated to redeem all of the outstanding Series A Preferred Stock by paying each holder of the Series A Preferred Stock an amount in cash per share equal to the Liquidation Preference. The Series A Preferred Stock was recorded at the fair market value of the securities at the date of issuance, as determined by independent financial advisors engaged by McLeodUSA, of $169.1 million. The Series A Preferred Stock will accrete for book purposes to its liquidation value of $175 million by April 16, 2012, using the effective interest method, which will reduce prospective earnings available to common stockholders.  Dividends that are not declared or paid are added to the carrying value of the Series A Preferred Stock.  Upon the Effective Date, 10 shares of Reorganized McLeodUSA Series B Preferred Stock (the “Series B Preferred Stock”) were issued to Forstmann Little. The Series B Preferred Stock has a liquidation preference of $1.00 per share and, subject to certain conditions, provides the holders thereof with the right to elect up to two members of the Board of Directors of McLeodUSA.

The Reorganized McLeodUSA Warrants (the “Warrants”) issued in connection with the Plan provide the holders thereof the right to purchase an aggregate of 44,318,182 shares of Reorganized McLeodUSA Class A Common Stock for an aggregate exercise price of $60 million. The Warrants have a five-year life and were recorded at their fair market value at the date of issuance, as determined by the independent financial advisors engaged by McLeodUSA, of $22.6 million.

Note 12. Change-of-Control Agreements

McLeodUSA had previously entered into change-of-control agreements with certain executive employees, which provided for certain payments in connection with termination of employment after a change of control (as defined within the agreements) of McLeodUSA.  A change in control occurred in connection with McLeodUSA’s emergence from bankruptcy, and associated recapitalization, and McLeodUSA made certain payments during 2002, totaling approximately $2.4 million, required under the agreements.

McLeodUSA currently has agreements with certain of its executive employees, including its Chief Executive Officer, President and Chief Financial Officer, which provide for immediate vesting of their stock option grants upon a change of control.  McLeodUSA also has agreements with these officers which provide certain additional severance payments as defined in the individual agreements.

Note 13. Employee Benefit Plans

Upon the Effective Date of the Plan, all options under the Predecessor McLeodUSA stock option plans were cancelled and the plans were terminated.  On April 16, 2002, in connection with the effectiveness of the Plan, McLeodUSA adopted the McLeodUSA Incorporated 2002 Omnibus Equity Plan (the “Omnibus Plan”).  Awards under the Omnibus Plan may be made to officers and key employees of McLeodUSA or to any of the affiliates of McLeodUSA, to non-employee directors and to other non-employee service providers and consultants whose participation in the Omnibus Plan is determined to be in the best interests of McLeodUSA by the full Board of Directors or a committee thereof.  The Omnibus Plan permits the granting of options (both incentive and nonqualified stock options), shares of restricted common stock, phantom stock (the right to receive cash shares or other property, the value of which is tied to the fair market value of a share of common stock), stock bonuses and other awards in such amounts and with such terms and conditions as the Board or a committee thereof shall determine, subject to the provisions of the Omnibus Plan.  However, the exercise price of incentive stock options shall not be less than the fair market value (as defined in the Omnibus Plan) on the date of grant.  McLeodUSA has reserved 65,173,797 shares (subject to adjustment as provided for in the plan) of McLeodUSA Class A Common Stock for issuance under the Omnibus Plan.

McLeodUSA uses the intrinsic value method to account for stock-based awards to employees.  McLeodUSA estimated the fair value of its stock-based awards to employees and non-employee directors using a Black-Scholes option-pricing model.  The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  In addition, the Black-Scholes model requires the input of subjective assumptions, including stock price volatility.  The following assumptions were used to value the stock based awards to employees for the nine months ended September 30, 2004 and the years ending 2003 and 2002: no dividends, an average risk-free interest rate of 3.3% in 2004, 2.83% in 2003 and 4.64% in 2002, average price volatility of 101% in 2004, 104% in 2003 and 73% in 2002 and an expected weighted average life of 5 years.

A summary of the options issued under Predecessor McLeodUSA stock option plans is as follows (in thousands):

Predecessor McLeodUSA:	Shares
Outstanding, January 1, 2002	105,314
Cancelled upon Effective Date of Plan	(105,314)
Outstanding April 16, 2002	—

A summary of the Omnibus Plan for period April 17 to December 31, 2002, the year ended December 31, 2003 and the nine months ended September 30, 2004 is as follows (in thousands):

Reorganized McLeodUSA:	Shares	Weighted-Average Exercise Price
Outstanding April 17, 2002	—	—
Granted	49,234	1.11
Exercised	—	—
Forfeited	(1,642)	1.11
Outstanding, December 31, 2002	47,592	1.11
Granted	17,999	1.31
Exercised	—	—
Forfeited	(8,601)	1.12
Outstanding, December 31, 2003	56,990	1.17
Granted	6,330	1.48
Exercised	—	—
Forfeited	(5,649)	1.26
Outstanding, September 30, 2004	57,671

Other pertinent information related to the options outstanding at September 30, 2004 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Exercise Price
$1.11 to $1.21	46,396,770	8.1	$1.12	30,833,068	$1.11
$1.30 to $1.77	11,273,883	9.3	1.53	459,998	1.55
	57,670,653	8.3	$1.20	31,293,066	$1.12

McLeodUSA has a contributory retirement plan (the “401(k) Plan”) for its employees (including executive officers) age 21 and over with at least three months of service with McLeodUSA.  The 401(k) Plan provides that each participant may contribute up to 50% of his or her salary (not to exceed the annual statutory limit). McLeodUSA may make matching contributions to each participant’s account equal to 50% of the participant’s contribution up to 2% of the participant’s annual compensation.  In addition, McLeodUSA may make a discretionary annual match of up to another 50% of the participant’s contribution up to 2% of the participant’s annual compensation. Thus, the total matching contribution can be up to 4% of the participant’s annual compensation.  Employees are not permitted to purchase McLeodUSA common stock with their own contributions to the 401(k) Plan. No matching contributions or discretionary annual match were made for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002.

Note 14. Restructuring and Impairment Charges

Changes in the carrying amount of the restructuring liability for the nine months ended September 30, 2004 and the year ended December 31, 2003 are summarized as follows (in millions):

	Reorganized McLeodUSA
		Cash Payments			Remaining
	Liability at	Through			Liability
	January 1,	December 31,	Reserve	Reserve	December 31,
	2003	2003	Additions	Reductions	2003
Employee separations	$0.6	$0.9	$0.3	$—	$—
Facility closure costs	58.5	26.2	—	0.1	32.2
Other contractual commitments	2.1	1.4	—	0.4	0.3
	$61.2	$28.5	$0.3	$0.5	$32.5

		Cash Payments			Remaining
	Liability at	Through			Liability
	January 1,	September 30,	Reserve	Reserve	September 30,
	2004	2004	Additions	Reductions	2004
Facility closure costs	32.2	(14.1)	—	—	18.1
Other contractual commitments	0.3	—	—	(0.2)	0.1
	$32.5	$(14.1)	$—	$(0.2)	$18.2

Note 15. Goodwill and Other Intangible Assets

In accordance with SFAS 142, goodwill and other indefinite lived intangible assets are not amortized but reviewed annually for impairment or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount.  SFAS 142 requires the identification of reporting units and the application of a two-step approach to assess goodwill impairment.  In order to identify potential impairment, McLeodUSA performs annual impairment tests of goodwill by comparing the fair value of its reporting unit with its carrying amount, including goodwill.  If the carrying amount of its reporting unit exceeds its fair value, the impairment loss is measured in the second step by comparing the implied fair value of goodwill, determined in the same manner as in a business combination, with its carrying amount.  McLeodUSA defined reporting units during its transitional and annual goodwill impairment test as an operating segment comprised of McLeodUSA’s consolidated operations.

For other indefinite lived intangible assets SFAS 142 requires that the impairment test consist of a comparison of the fair value of the intangible asset with its carrying amount.  If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  McLeodUSA has established July 1 as the date for its annual impairment test for both goodwill and its other indefinite lived intangible asset.  During the quarter ended June 30, 2004, the Company reviewed the specific requirements of SFAS 142 regarding the need for impairment testing between annual tests and concluded that there were no events or changes in circumstances that would more likely than not reduce the fair value of its reporting unit below its carrying amount.

McLeodUSA performed its annual goodwill impairment and other indefinite lived intangible assets evaluations using the July 1 test date in connection with the preparation of its financial statements for the period ended September 30, 2004.  These evaluations (for which management engaged a third party appraisal firm) have indicated full impairment in the carrying amount of the Company’s goodwill and partial impairment in the McLeodUSA trade name.

In order to assess the fair value of goodwill the Company utilized both a market approach as well as an income approach utilizing a discounted cash flow model. The impairment is primarily based on the Company’s most recent projection of future operations, including the revised expected timing of retail and wholesale revenue growth made in connection with the third party discounted cash flow model used in determining the fair value of its reporting unit.  Consequently, McLeodUSA has recorded a non-cash impairment charge in its statement of operations for the nine months ended September 30, 2004 of $245.1 million, which represented the full carrying value of goodwill.

Changes in the carrying amount of goodwill for the nine months ended September 30, 2004 and the year ended December 31, 2003 are summarized as follows (in millions):

Balance, December 31, 2002	$237.8
Fresh-start valuation adjustments	7.3
Balance, December 31, 2003	$245.1
Impairment charge	(245.1)
Balance, September 30, 2004	$—

In order to assess the fair value of the McLeodUSA trade name, the Company applied an income approach utilizing a “relief from royalty” method of valuation.  Utilizing this approach, the Company determined that the trade name had a fair value of $64.9 million, as compared to its carrying value of $82.9 million, indicating partial impairment of $18.0 million.  The trade name impairment is primarily related to the reduced revenue forecast.  Consequently, McLeodUSA has recorded a non-cash impairment charge in its statement of operations for the nine months ended September 30, 2004 of $18.0 million.

Intangible assets with finite lives at December 31, 2003 and September 30, 2004 are summarized as follows (in millions):

		Accumulated
December 31, 2003:	Gross	Amortization	Net
Deferred line installation costs	$127.7	$27.3	$100.4
Customer base	29.8	11.8	18.0
PrimeLine trade name	0.9	0.3	0.6
	$158.4	$39.4	$119.0

		Accumulated
September 30, 2004:	Gross	Amortization	Net
Deferred line installation costs	$142.1	$64.2	$77.9
Customer base	29.8	17.0	12.8
PrimeLine trade name	0.9	0.5	0.4
	$172.8	$81.7	$91.1

Annual estimated amortization expense for intangible assets above for 2005 is $49 million, $26 million for 2006, and $2 million for 2007.

Note 16. Accounting for Asset Retirement Obligations

In July 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations (“SFAS 143”).  SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which the legal or contractual removal obligation is incurred.  McLeodUSA’s asset retirement obligations relate to three categories of assets: fiber, central office colocation equipment and technical sites.

The liability was established by calculating the present value of the asset retirement obligation using a discount rate of 6.1% over a period of 15 years, which is representative of the estimated life of McLeodUSA’s telecommunications network.  There have been no additions to the liability other than interest accretion as the Company’s network infrastructure is largely in place and recent capital expenditures have been primarily focused on migrations of customers onto the Company’s own network, augments to existing facilities and improvements to business systems and processes.

Changes in the carrying amount of the asset retirement obligation for the nine months ended September 30, 2004 and year ended December 31, 2003 are summarized as follows (in millions):

Balance, January 1, 2003	$54.9
Interest accretion	3.4
Balance, December 31, 2003	$58.3
Interest accretion	2.7
Payments	(0.2)
Balance, September 30, 2004	$60.8

Note 17. Income Tax Matters

Net deferred taxes consist of the following components (in millions):

	September 30, 2004	December 31, 2003
Deferred tax assets
Net operating loss carryforwards	$1,264.3	$1,111.7
Property and equipment	378.2	641.9
Accruals and reserves not currently deductible	32.4	57.9
Deferred revenues	9.0	8.5
Other	2.2	3.0
	1,686.1	1,823.0
Less valuation allowance	(1,632.5)	(1,763.5)
	$53.6	$59.5

Deferred tax liabilities:
Intangibles and other assets	20.2	17.0
Deferred line installation cost	30.1	38.4
Other	3.3	4.1
	53.6	59.5
	$—	$—

A valuation allowance has been recognized to offset the entire net deferred tax asset due to the uncertainty of realizing the benefit of the net deferred tax asset. McLeodUSA has available net operating loss carryforwards totaling approximately $3.2 billion that expire in various amounts in the years 2008 to 2023.

During 2002, McLeodUSA adopted the Plan and emerged from bankruptcy. McLeodUSA realized substantial cancellation of debt, or “COD” income as a result of the implementation of the Plan.  Because McLeodUSA was a debtor in a bankruptcy case at the time it realized the COD income, it was not required to include such COD income in its taxable income for federal income tax purposes.  Instead, McLeodUSA was required to reduce certain of its tax attributes by the amount of COD income so excluded.  As reflected in the summary of net deferred taxes, McLeodUSA believes that all of the parent company’s net operating loss carryovers, or “NOLs,” were eliminated and certain of its other tax attributes (including alternative minimum tax credit carryovers and the tax basis of certain property it owns) were reduced or eliminated, as a result of COD income being excluded pursuant to the Plan.  Some of the tax attributes of McLeodUSA’s subsidiaries would be reduced or eliminated if it is determined that such reductions must be applied on a consolidated group basis rather than on a separate company basis.

An “ownership change” (as defined in Internal Revenue Code Section 382 (“Section 382”)) occurred with respect to McLeodUSA’s stock in connection with the Plan.  An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporations’ stock by more than 50 percentage points in the shorter of any three-year period or the period beginning the day after the day of the last ownership change.  Section 382 may apply to limit McLeodUSA’s future ability to utilize any remaining NOLs generated before the ownership change and certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the ownership change.  McLeodUSA’s ability and that of its subsidiaries to utilize new NOLs arising after the ownership change will not be affected.

A bankruptcy exception to the general Section 382 limitations was elected because McLeodUSA’s historic stockholders and creditors holding “qualified indebtedness” (as defined for purposes of Section 382) prior to the implementation of the Plan own at least 50% of its stock (by vote and value) after its implementation.  Under this exception, our ability to utilize pre-change NOLs would not be limited as described above, but the amount of our pre-change NOLs would be reduced by the amount of interest paid or accrued, during the current and immediately preceding three years, on the Notes in respect of which New Series A Preferred Stock was issued. The NOL adjustment for interest expenses would be made prior to the tax attribute reductions described above.

The income tax rate differs from the U.S. Federal income tax rate due to the following:

	September 30, 2004	December 31, 2003	December 31, 2002
Expected tax rate	(35)%	(35)%	35%
Percent increase (decrease) in income taxes resulting from:
Discharge of indebtedness not requiring deferred taxes	—	—	(139)
Fresh-start accounting	—	—	33
Change in valuation allowance	35	35	62
Other	—	—	9
	—%	—%	—%

Note 18. Related Party Transactions

McLeodUSA has entered into agreements with a stockholder that give certain rights-of-way to McLeodUSA for the construction of its telecommunications network in exchange for capacity on the network.

McLeodUSA provided and purchased services from various companies, the principals of which are stockholders or directors of McLeodUSA or are affiliates.  Revenues from services provided totaled $1.6 million, $1.2 million and $2.7 million for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, respectively.  Services purchased during the nine months ended September 30, 2004 and year ended December 31, 2003, primarily professional services and rent, totaled $3.0 million and $6.3 million, respectively.  Services purchased during 2002, primarily rent, professional services and database verification services, totaled $31.1 million.  In addition, McLeodUSA paid Forstmann Little $0.1 million, $0.2 million and $0.9 million for the nine months ended September 30, 2004 and the years ended 2003 and 2002, respectively, for expenses incurred by Forstmann Little on behalf of the Company.

In June 2002, XO Communications, Inc. (“XO”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Southern District of New York (the “Bankruptcy Court”).  In November 2002, XO’s plan of reorganization was confirmed and in January 2003 it emerged from Bankruptcy Court proceedings pursuant to the terms of its plan.  During 2002, Forstmann Little & Co. had a significant equity interest in XO.  Upon its emergence from bankruptcy in January 2003, Forstmann Little & Co. no longer had an equity interest in XO.  XO purchased interconnection and facilities based telecommunications services from McLeodUSA. Services provided to XO totaled $0.7 million for 2002.  McLeodUSA purchased telecommunications services from XO during 2002 for $0.6 million.

In December 1998, McLeodUSA entered into a split dollar agreement for life insurance policies on the joint lives of Clark and Mary McLeod. The McLeod Family 1998 Special Trust is sole owner and beneficiary of each policy. The McLeod Family 1998 Special Trust agreed to assign the policies to McLeodUSA as collateral for the payment by McLeodUSA of the premiums for these policies. The aggregate face amount of the policies was $113,000,000.  In January 2002, McLeodUSA and the trustees entered into a modification and restatement of the split dollar agreement pursuant to which the trustees made a payment to McLeodUSA in the amount of $2.7 million in exchange for McLeodUSA’s release of its collateral assignments on the existing policies and for its agreement to make a single further premium payment of $1.88 million (the payment otherwise due in December 2001 under the split dollar agreement, as modified) to acquire additional insurance on the lives of Clark and Mary McLeod.  As a result of this modification and restatement, McLeodUSA was fully released from its obligations to make future payments under such policies. McLeodUSA owns the additional life insurance policy, subject to a split dollar endorsement in favor of the trustees. Pursuant to this endorsement, at any time after December 31, 2003 the trustees have the option to purchase this policy from McLeodUSA for the policy’s then net cash surrender value. Upon the trustees’ exercise of such option, the restrictions on Clark and Mary McLeod’s Class A Common Stock contained in the split dollar agreement will terminate.

Note 19. Quarterly Data—(Unaudited)

The following table includes summarized quarterly financial data for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002 (in millions, except per share data):

	Reorganized McLeodUSA
2004:	First Quarter	Second Quarter	Third Quarter

Revenues	$193.6	$191.9	$168.1
Operating loss	(79.9)	(70.1)	(340.4)
Net loss	(91.4)	(82.2)	(352.8)
Net loss applicable to common shares	(92.2)	(83.0)	(353.6)
Loss per common share	(0.32)	(0.28)	(1.19)

	Reorganized McLeodUSA
2003:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$225.9	$222.6	$211.0	$209.5
Operating loss	(75.4)	(64.1)	(73.0)	(69.9)
Net loss	(84.1)	(72.8)	(82.2)	(56.6)
Net loss applicable to common shares	(85.3)	(74.0)	(83.4)	(57.6)
Loss per common share	(0.31)	(0.27)	(0.30)	(0.20)

	Predecessor McLeodUSA		Reorganized McLeodUSA
2002:	First Quarter	April 1 to April 16, 2002	April 17 to June 30, 2002	Third Quarter	Fourth Quarter

Revenues	$264.1	$47.3	$207.2	$243.5	$230.0
Operating loss	(172.5)	(1,552.5)	(51.2)	(65.4)	(71.2)
(Loss) income from continuing operations	(200.9)	817.5	(58.3)	(77.6)	(83.2)
Net (loss) income	(186.4)	970.1	(45.3)	(67.4)	(88.7)
Net (loss) income applicable to common shares	(191.2)	970.1	(46.4)	(68.6)	(89.9)
Income (loss) per common share applicable to discontinued operations	0.02	0.25	0.05	0.04	(0.02)
(Loss) income per common share	(0.31)	1.55	(0.17)	(0.25)	(0.33)

Note 20. Litigation

Former Chairman Clark E. McLeod, President Stephen C. Gray (then also Chief Executive Officer), Chairman and Chief Executive Officer Chris A. Davis (then Chief Operating and Financial Officer) and former Chief Financial and Accounting Officer J. Lyle Patrick (the ‘‘Individual Defendants’’) are defendants in a number of putative class action complaints that have been consolidated into a single complaint entitled In Re McLeodUSA Incorporated Securities Litigation, Civil Action No. C02-0001 (N.D. Iowa) (the ‘‘Iowa Class Action’’). The Individual Defendants have filed a motion to dismiss the amended consolidated complaint in the Iowa Class Action, which was denied by the district judge. One of the putative class plaintiffs, New Millennium Growth Fund LLC, also filed proofs of claim against McLeodUSA in McLeodUSA’s Chapter 11 Case for at least $104,650 on its own behalf and for no less than approximately $300 million (plus interest, costs and attorneys’ fees as allowed) on behalf of all class claimants in the Iowa Class Action (the ‘‘Bankruptcy Claims’’ and, together with the Iowa Class Action, the ‘‘Securities Claims’’). As the Securities Claims are in early stages, it is impossible to evaluate the likelihood of unfavorable outcomes or, with respect to the Iowa Class Action, to estimate the amount or range of potential loss, if any, to McLeodUSA. With respect to the Bankruptcy Claims, on May 2, 2002 the Bankruptcy Court issued an order establishing a disputed claims reserve of 18,000,000 shares of Reorganized McLeodUSA Class A Common Stock. Any recovery from the Bankruptcy Claims would be limited to those shares of stock. McLeodUSA believes that the Securities Claims are without merit and intends to defend them vigorously.

McLeodUSA has indemnification obligations running to the Individual Defendants, the terms of which provide for no limitation to the maximum potential future payments under such indemnifications.  McLeodUSA is unable to develop an estimate of the maximum potential amount of future payments under the indemnifications due to the inherent uncertainties involved in such litigation. McLeodUSA maintains insurance, subject to limitations set forth in the policies, which is intended to cover the costs of claims made against its current and former Directors and Officers.

McLeodUSA, as successor to Caprock Communications Corporation, is a defendant in a lawsuit brought by Alcatel USA Marketing, Inc. (“Alcatel”), in County Court No. 5, Dallas County, Texas, entitled Alcatel USA Marketing, Inc vs. Caprock Communications Corporation and McLeodUSA Holdings, Inc., Cause No. CC04-11573-B.  Plaintiff alleges breach of a 1994 supply agreement and certain purchase orders issued in 2000 under the agreement.  Alcatel seeks damages of approximately $6.3 million plus interest, costs and attorneys’ fees.  McLeodUSA has filed an answer denying liability, including asserting that a May 17, 2002 Privileged Settlement Communication between the parties rendered the purchase orders in dispute null and void.  The suit is in its early stages.  McLeodUSA intends to vigorously defend against these claims.

McLeodUSA is also involved in numerous regulatory proceedings before various public utility commissions and the FCC, particularly in connection with actions by the Regional Bell Operating Companies (“RBOCs”). McLeodUSA anticipates the RBOCs will continue to pursue litigation, regulations and legislation in states within McLeodUSA’s 25-state footprint and with the FCC to reduce regulatory oversight and regulation over rates, network access and operations. The RBOCs are also actively pursuing major changes in the Telecommunications Act of 1996, by regulatory litigation and legislation, which McLeodUSA believes would adversely affect competitive telecommunications service providers including McLeodUSA. If adopted, these changes could make it more difficult for McLeodUSA to challenge the RBOCs’ actions, or to compete with the RBOCs, in the future. There are no assurances that McLeodUSA will prevail in its disputes with the RBOCs.

The FCC released its Triennial Review Order (“TRO”) in August 2003 modifying its rules governing availability of RBOC unbundled network elements to competitive carriers. The Triennial Review Order established new rules governing the availability and pricing for the network elements the RBOCs must provide to competitive carriers, and delegated authority to the states to apply certain of the new rules in individual markets. Several appeals of the TRO were consolidated in the Court of Appeals for the District of Columbia (the “Court of Appeals”). On March 2, 2004, the Court of Appeals issued a decision overturning many key elements of the TRO, remanding most of the order to the FCC for further action (USTA II). The Court of Appeals ruled that the FCC’s delegation of final impairment decisions to state agencies was unlawful.  The Court also reversed the FCC’s nationwide finding regarding mass market switching, dedicated transport and its delegation of decision-making authority to the states. The Court directed the FCC to give stronger consideration to intermodal competition when revising its rules on remand. The Court upheld the FCC determination that RBOCs do not have to provide unbundled access at current prices to newly deployed technologies based on fiber and packet-switching capabilities. The Court also upheld the FCC’s findings that RBOCs are not required to provide unbundled switching to CLECs for business customers served by high-capacity loops, such as DS-1 or packet switching. State proceedings that had been started to implement the TRO were suspended in some states and continued in other states. The Court originally stayed the effective date of its order for 60 days in order to provide the FCC with an opportunity to implement new unbundling rules.  Subsequently, on March 31, 2004, the FCC issued a press release and letters to a number of industry participants and trade associations encouraging industry members to engage in commercial negotiations to address issues raised in the TRO.  To facilitate these commercial negotiations, the FCC sought and obtained an additional 45-day stay from the Court of Appeals.   McLeodUSA has executed Confidentiality Agreements with Qwest and SBC, our primary suppliers of network facilities, and opened discussions with each of them. On or about June 11, 2004, the Chief Executive Officers of each RBOC sent a letter to the FCC in which each promised to maintain the status quo for unbundled switching until the end of the year.  On June 15, 2004, the stay of the Court of Appeals’ decision expired. The FCC and U. S. Department of Justice declined to appeal USTA II.  Competitive and interexchange carriers and an organization representing state regulatory agencies filed appeals to the U.S. Supreme Court and requested a stay.  The U.S. Supreme Court declined to issue a stay.

Various representatives of the FCC stated during July 2004 that the FCC desires to adopt interim unbundling rules in August 2004 and will concurrently issue a Notice of Proposed Rulemaking (‘NPRM”) intended to lead to final rules that the FCC will attempt to adopt before year-end.  On July 22, the FCC adopted and on August 22, 2004, the FCC released an Interim UNE Order (the “Interim Order”) establishing requirements that govern the availability of UNEs until the FCC adopts new, permanent unbundling rules.  The Interim Order maintained the RBOC obligations to provide UNEs at current prices until March 2005.  Verizon, Qwest and the United States Telephone Association (“USTA”) appealed the Interim Order to the Court of Appeals.  On October 4, all parties filed written comments with the FCC addressing permanent unbundling rules.  The Court of Appeals on October 6, 2004, issued a decision that puts on hold until January 4, 2005, the petition filed by Verizon, Qwest and USTA to immediately overturn the FCC’s Interim Order.  This decision by the Court of Appeals allows the FCC to complete new permanent UNE rules by year-end.  On October 12, 2004, the U.S. Supreme Court rejected the appeal asking the Court to hear an appeal of the Court of Appeals USTA II decision.  On December 15, 2004, the FCC announced adoption of revised permanent unbundling rules that it believes are in compliance with prior appellate decisions.  These new unbundling rules impact access to local switching, high capacity loops, high capacity transport, dark fiber, and entrance facilities.  The FCC also adopted a transition plan for those elements that will no longer be UNEs.  The FCC is expected to release its order explaining the new unbundling rules in the first quarter of 2005.  While the definitive order has not yet been published, based on the FCC announcement the Company believes that the new rules are predominantly supportive of its facilities-based (UNE-L) strategy.  Barring further action by the Court of Appeals, the new unbundling rules will become effective thirty (30) days after publication in the federal register.

Regardless of the success, or lack of success, of commercial negotiations with Qwest and SBC and adoption of final unbundling rules, it is likely that unbundling rules will be the subject of continued litigation.  There can be no assurance that our businesses will not be materially adversely affected by continued legal challenges to unbundling rules, new legislation passed in response to unbundling rules or any court decisions that result from continued legal challenge to unbundling rules or current law and regulations.

The FCC has an open docket proposing to reform intercarrier compensation.  An industry group known as the “Intercarrier Compensation Forum” (ICF) provided a recommended framework for reforming intercarrier compensation related to switched access and reciprocal compensation charges.  Other coalitions provided competing recommendations for reforming intercarrier compensation to the FCC in the Fall 2004.  The FCC is evaluating all proposals and will solicit further comments on the issue.  A final decision is expected no earlier than the first quarter of 2005, and the current framework of intercarrier compensation rules could be materially affected.

On September 10, 2003, the FCC issued an NPRM on TELRIC. This is a proceeding to review the TELRIC methodology used to determine the prices charged to competitive carriers for unbundled network elements. A change in pricing methodology that materially increases unbundled network element prices would increase our costs and could adversely affect our ability to compete. A decision is anticipated during 2005.

On October 18, 2004, the FCC released an Order that extends unbundling relief to the RBOCs for mass market fiber-to-the-curb loops with fiber that is within 500 feet of the premises.  The FCC also clarified that incumbent LECs are not required to add TDM capabilities into new packetized transmission facilities.  It is likely that this additional unbundling relief and new network modification rule will be the subject of litigation.  Such changes could limit our access to mass market customers and adversely affect our ability to compete.

On October 22, 2004, the FCC voted to eliminate any independent unbundling obligation under Section 271 of the Telecommunications Act of 1996 (“the ‘96 Act”) for any network element that has been removed from Section 251 of the ‘96 Act.  Such relief could limit our access to customers and adversely affect our ability to compete.

The FCC issued on March 10, 2004 its NPRM on ‘‘IP-enabled communications,’’ which includes VoIP. The NPRM asks broad questions regarding the regulatory classifications of various ‘‘IP-enabled’’ services, including different VoIP services; the access charge and other intercarrier compensation implications; the universal service implications; and the other social policy implications such as law enforcement, disability and emergency 911 service issues and suggests, as a general proposition, the economic regulation of various IP-enabled services should be kept to a minimum.

In May of 2004, the FCC announced a new rule governing CLEC interstate access charges that imposed a limit on CLEC access rates to be no more than the rate charged by the ILEC for the same functionality.  The FCC order stated its new rule limiting CLEC interstate access charges was to be applied on a prospective basis.  McLeodUSA filed tariff changes to implement the FCC’s new rule.  The FCC’s Order also provided that under its prior rules, it would not have been unreasonable for a CLEC to charge an Interexchange Carrier (“IXC”) for those services at the higher benchmark rate.  Certain IXCs challenged approximately $21 million of McLeodUSA’s access charges after the FCC issued its orders related to certain types of toll free traffic for prior periods based on sufficiency of tariff grounds.  McLeodUSA has written contracts with two of the IXCs that identify the rates or source of rates that McLeodUSA is entitled to charge for interstate access services.  McLeodUSA continued to bill for its services at the full benchmark rate until the FCC’s new rule went into effect as of June 22, 2004 at which time it billed at the revised rates in accordance with by the FCC’s new rule.  As a consequence of the withholding of payments by these carriers, McLeodUSA filed suit against Sprint Communications Corporation (“Sprint”) in the United States District Court for the Northern District of Iowa

claiming that, by Sprint’s failure to pay the interstate access charges that the Company billed, Sprint was in breach of its contract with the Company.  In addition to its breach of express contract claim against Sprint, the Company is pursuing recovery of its interstate access charges for toll free traffic under implied contract and unjust enrichment theories.  The Company is also considering recovery options against other IXCs that are challenging these charges.  On December 15, 2004, the FCC issued an order in US Telepacific reaffirming that its rule limiting CLEC access rates to be no more than the rate charged by the ILEC for the same functionality, adopted in May 2004, was to be applied on a prospective basis only, and that it was not unreasonable for a CLEC to charge the full benchmark rate for traffic to or from end-users of other carriers, provided that the carrier serving the end-user did not also charge the IXC and provided that the CLEC’s charges were otherwise in compliance with and supported by its tariff.  The Company believes that recovery of withheld amounts is probable; accordingly, no amounts have been reserved by the Company at September 30, 2004.

Generally, state utility commissions or third parties could raise issues with regard to our compliance with applicable laws or regulations that could have a material adverse effect on our business, results of operations and financial condition.  On September 8, 2004, the Washington state commission settled all issues with McLeodUSA for $25,000 plus other non-financial issues.  Several other state utility commissions have reviewed or are actively reviewing the propriety of certain agreements we entered into with Qwest, including Arizona, Colorado and Oregon, and these proceedings may result in fines or other sanctions against us or the imposition of other conditions detrimental to us, including the establishment of discounts available to other competitive telephone companies but not to us. Other states may initiate similar proceedings.

McLeodUSA is not aware of any other material litigation against it. McLeodUSA does, however, have various other legal proceedings pending against it or its subsidiaries or on its behalf or that of its subsidiaries.

Note 21:  Subsequent Events

Effective November 1, 2004, McLeodUSA entered into a Partial Termination and Reconveyance Agreement (the “Agreement”) with Level 3 Communications LLC (“Level 3”) which substantially terminates the Cost Sharing National IRU Agreement, dated April 26, 1999, and subsequent amendments (the “IRU Agreement”), between McLeodUSA and Level 3.  In connection the Agreement, McLeodUSA and Level 3 also entered into agreements with three other parties pursuant to which the parties replaced McLeodUSA in certain remaining portions of the IRU Agreement.  The agreements substantially return the assets conveyed in the IRU Agreement back to Level 3 and/or the other parties, thereby eliminating McLeodUSA’s remaining obligations, including operating and maintenance services and related expenditures.  McLeodUSA has received cash consideration from Level 3 and the other parties of approximately $14.1 million.  These actions are part of the Company’s previously announced plan to dispose of non-core fiber assets.  McLeodUSA incurred no early termination penalties.

On December 3, 2004, McLeodUSA entered into the Sixth Amendment to the Credit Agreement and the Third Amendment to the Exit Facility.  The trailing four-quarter minimum revenue covenants were amended to eliminate the minimum revenue covenant for the fourth quarter of 2004.  The Company was not subject to a minimum revenue covenant for periods after the fourth quarter of 2004.  In addition, the capital expenditure limits for the fiscal years ending December 31, 2005 and 2006 were revised downward to $75 million and $150 million, respectively.  The amendments also require the Company to obtain the consent of lenders representing more than 50% of the outstanding loans and unused commitments under each of the Credit Facility and Exit Facility prior to arranging for any bank or financial institution to commit to funding any of the $50 million in additional loans the Company is authorized to seek under the Exit Facility.  McLeodUSA paid approximately $0.9 million in fees to the lender group in connection with the approval of these amendments.